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                           FORM N-4, ITEM 24(b)

     8.46 Form of Participation Agreement among Prudential Investments LLC, Prudential Investment Management Services LLC and Americaan United Life
                              Insurance Company(R
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                                 PARTICIPATION

                                   AGREEMENT

                                     Among

PRUDENTIAL INVESTMENTS LLC, PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

                                      and

                     AMERICAN UNITED LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into as of the 18 of December, 2009, by and among Prudential Investments LLC, a New York limited liability company (the "Fund Adviser"), Prudential Investment Management Services LLC, a Delaware corporation (the "Distributor") and American United Life Insurance Company (the "Company"), an Indiana corporation.

WHEREAS, selected JennisonDryden mutual funds (the "Fund") will act as the investment vehicle for certain group variable annuity contracts (the "Variable Insurance Products") in connection with their investment in shares of the Fund.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the Company has established or will establish one or more accounts (the "Accounts") to fund the Variable Insurance Products, which Accounts and Variable Insurance Products are registered under the 1940 Act and the 1933 Act, respectively; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for each Account on Schedule A hereto, to set aside and invest assets attributable to the Variable Insurance Products; and

WHEREAS, the Distributor is registered as a broker dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); and

WHEREAS, the Fund Adviser is the registered investment adviser to the Fund; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the portfolios (the "Portfolios") listed on Schedule B on behalf of each Account to fund the Variable Insurance Products and the Distributor is authorized to sell such shares to the Accounts at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund Adviser, and the Distributor agree as follows:

Orders for the purchase of shares of the Fund shall be executed at the then current public offering price per share (i.e., the net asset value per share) and all orders for redemption of any Fund shares shall be executed at the net asset value per share less, redemption fee or similar charge or fee, if any. Specifically, orders to purchase and redeem shares of the Fund received by the Company prior to the close of trading on the New York Stock Exchange (the "NYSE") (typically, 4:00 p.m. Eastern time) on any day that the NYSE is open for business and the Company is open for business (Day I) will be transmitted via the NSCC's Fund/SERV system for receipt by the Fund or the Transfer Agent for the

Fund (the "Transfer Agent") no later than 7:00 a m EST for business (Day 2) If any D I t d . ". stem Time on the next day that the Fund are open F d/SERV . . ay ra es are not receIved by the Transfer Agent via the NSCC's Transfer Ag s~st~m~Pflor tlo 7:00ha.m. Eastern Time on Day 2, such Day 1 trades shall be received by the en Via lax no ater t an 10:30 a.m. Eastern Time on Day 2.

.. Orders to purchase and redeem shares of the Fund received by the Company after the close of tradmg on the NYSE (typically, 4:00 p.m. Eastern Time) on Day I, but prior to the close of trading on the NYSE on Day 2, will be transmitted via the NSCC's Fund/SERV system for receipt by the Fund or the Transfer Agent no later than 7:00 a.m. Eastern Time on the next day that the Fund is open for business (Day 3). If any Day 2 trades are not received by the Transfer Agent via the NSCC's Fund/SERV system prior to 7:00 a.m. Eastern Time on Day 3, such Day 2 trades shall be received by the Transfer Agent via fax no later than 10:30 a.m. Eastern Time on Day 3.

Day 1 Trades will be executed at the then current public offering price per share (i.e., the net asset value per share) and/or the net asset value per share less redemption fee or similar charge or fee, if any, calculated as of the close of business on Day 1. Day 2 Trades will be executed at the then current public offering price per share and/or the net asset value per share less redemption fee or similar charge or fee, if any, calculated as ofthe close of business on Day 2.

The Company shall use its best efforts to ensure that all purchases and redemptions conform to the terms and conditions of this Agreement and the current prospectus for the Fund. Upon reasonable request ofthe Fund or te Transfer Agent, the Company shall investigate any purchase or redemption of shares of the Fund, certl~ to the Fund and the Transfer Agent that such purchase or redemption conforms, to the best of Its knowledge, with the terms and conditions of this Agreement and the then current prospectus, and provide documentation in support thereof. In addition, the Company shall, no less than annually, beginning on the date hereof, make the certification to the Fund.

Upon reasonable request of the Fund or the Transfer Agent, the Company shall provide copies of records of any purchase or redemption of the Fund's shares which disclose information adequate to demonstrate conformity with the terms and conditions of this Agreement and the then current prospectus.

The Company hereby represents to the Fund that it has adopted policies and procedures which include, but are not limited to, electronic and/or physical time-stamping of orders in a manner that cannot be altered or discarded once the order is entered into the Company's trading system. The Company has adopted policies and procedures designed to provide reasonable assurance that orders. submitted ~or . processing for a given day include only those orders received before the close oftradmg as descnbed m this Agreement.

This Agreement shall be governed by New Jersey law without regard to any law concerning conflicts of law.

(continued next page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

AMERICAN UNITED LIFE INSURANCE COMPANY

By: /s/ Terry Burns


Name: Terry Burns


Title: AVP


Date: 1/4/2010




PRUDENTIAL INVESTMENTS LLC

By:/s/ Judy Rice
Name:Judy Rice
Title:President
Date:01/08/2010

PRUDENTIAL MANAGEMENT SERVICES LLC

By: /s/ Peter Bolarnd

Title: SUP
/ate: 01/07/10

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account

AUL American Unit Trust (8/17/89)

Group Retirement Annuity Separate Account I for Qualified 40 I Contracts
(8/17/89)

Group Retirement Annuity Separate Account II for Qualified 40 I Contracts (8/17/89)

Group Retirement Annuity Separate Account III for Qualified 40 I Contracts (3/3 1/00)

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Funds shall be made available as investments underlying the Variable Insurance Products:

Dryden Financial Services Jennison Health Services Jennison Mid Cap Growth Jennison Natural Resources